Exhibit 99.1

Cellectar Biosciences Names Cameron Szakacs, Ph.D. Vice President of Clinical Development

MADISON, Wis., November 25, 2014, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), announced the appointment of Cameron Szakacs, Ph.D., as vice president of clinical development. Dr. Szakacs brings over 18 years of leadership and experience in the pharmaceutical industry, including expertise in the strategy, design and execution of global clinical programs in oncology and orphan indications.

In this newly created position, Dr. Szakacs will report to president and chief executive officer Dr. Simon Pedder and will be responsible for guiding Cellectar’s clinical programs, including the ongoing Phase II imaging trial of I-124-CLR1404 in glioblastoma and planned proof of concept trials for 1-131-CLR1404 for the treatment of multiple myeloma and CLR1502 for real time optical imaging in breast cancer surgery.

“Cameron has a proven track record of planning, managing and executing complex clinical programs in a variety of therapeutic indications and we are pleased to welcome him to Cellectar as we look to complete three separate clinical trials next year,” said Dr. Simon Pedder, president and chief executive officer of Cellectar Biosciences. “We expect Cameron’s combination of drug development experience, deep scientific knowledge, regulatory experience and proven leadership capabilities will be of significant value as we focus on registration enabling studies for our pipeline of highly-selective, cancer-targeting diagnostic and therapeutic product candidates.”

Dr. Szakacs’ experience in the pharmaceutical industry includes having spent five years in clinical research at Hoffmann-La Roche where he worked on the development of monoclonal antibodies for the treatment of breast cancer and non-Hodgkin’s lymphoma. In addition, Dr. Szakacs was a project director at a clinical research organization overseeing oncology programs. He also designed and developed preclinical proof-of-concept studies for drug candidates across multiple therapeutic areas, including oncology, pain, HIV, GI and hemophilia, for Nektar Therapeutics. Dr. Szakacs was most recently senior director of drug development at Lundbeck North America following its acquisition of Chelsea Therapeutics International where he managed Chelsea’s drug development efforts and served as a senior member of the interdepartmental team that filed a successful New Drug Application, secured favorable recommendations from two FDA Advisory Committee meetings and achieved U.S. marketing approval for Northera, an orphan drug for the treatment of symptomatic neurogenic orthostatic hypotension. Dr. Szakacs also taught and conducted research at the University of Saskatchewan, where he received his Ph.D. in Clinical Pharmacology.

In connection with the commencement of his employment as Cellectar’s vice president of clinical development, Dr. Szakacs was granted, as an inducement award, an option to purchase 50,000 shares of Cellectar common stock. The stock option has a term of ten years, will vest in equal quarterly installments over a period of three years, and has an exercise price of $2.74 per share, which was the closing price of Cellectar’s common stock on the NASDAQ Capital Market on November 24, 2014.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.